                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                          HAMBRECHT & QUIST GROUP, INC.



       ONE.      The name of this corporation is Hambrecht & Quist Group.

       TWO.      The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

       THREE.    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

       FOUR.     (a)     CLASSES OF STOCK AUTHORIZED.  The corporation is
authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock that the corporation is authorized to issue is 100,000,000, with a par value of $0.01 per share. The total number of shares of Preferred Stock that the corporation is authorized to issue is 5,000,000 with a par value of $0.01 per share. The shares of Common Stock may be issued from time to time for such consideration as the board of directors may determine.

                 (b) DESIGNATION OF FUTURE SERIES OF PREFERRED STOCK. The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide in a resolution or resolutions for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Stock of the Company entitled to a vote, unless a vote of any other holders is required pursuant to a Certificate of Designation establishing a series of Preferred Stock.

                 (c) VOTING RIGHTS OF COMMON STOCK. Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of Common Stock are entitled to vote.

       FIVE.     In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

       SIX.      Elections of directors need not be by written ballot unless the
Bylaws of the corporation shall so provide.

       SEVEN.    (a)     LIMITATION OF DIRECTOR'S LIABILITY.   To the fullest
extent permitted by the General Corporation Law of Delaware as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                 (b)     INDEMNIFICATION OF CORPORATE AGENTS.   The corporation
shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation.

                 (c)     REPEAL OR MODIFICATION.   Neither any amendment or
repeal of this Article Seven, nor the adoption of any provision of this corporation's Certificate of Incorporation inconsistent with this Article Seven, shall eliminate or reduce the effect of this Article Seven, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Seven, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.